	FOR IMMEDIATE RELEASE	EXHIBIT 99.1
21622 Plummer Street Chatsworth, CA 91311 Toll Free: 800.423.8870 Phone: 818.882.0883 Main Fax: 818.882.1809

Company Contact:		Investor Contact:
Earl L. Yager President and CEO www.CHADtherapeutics.com		Neil Berkman Associates (310) 826 — 5051 info@BerkmanAssociates.com
CHAD Therapeutics Shareholders Approve
Sale of Company’s Oxygen Business to INOVO
Transaction Expected to Close February 15, 2008
CHATSWORTH, California, January 31, 2008 . . . Following a special meeting of shareholders held today, CHAD Therapeutics, Inc. (ASE:CTU) announced that its shareholders have approved the proposed sale for approximately $5.25 million in cash of the assets related to CHAD’s oxygen conserving business to Inovo, Inc., a privately held manufacturer of oxygen regulators and conservers based in Naples, Florida, pursuant to an asset purchase agreement dated November 16, 2007. The transaction, which is not subject to regulatory approvals, was approved by more than 70% of the issued and outstanding shares. Over 99% of the shares represented at the Special Meeting were voted in favor of the proposal. The transaction is expected to close February 15, 2008.
Earl Yager, CHAD’s President and CEO, said, “We intend to focus our future efforts on the sleep disorder market. We believe that our sleep products offer unique features that can improve the diagnosis and treatment of obstructive sleep apnea. We recently filed an application with the FDA for clearance to begin marketing the first of our sleep products. With additional proprietary products in an advanced stage of development and a roadmap of additional product development opportunities based on our patented technology, we believe we have the opportunity to build CHAD’s position in this large and growing industry. In addition, we will continue to actively pursue the sale of our trans-filling assets.”
About CHAD Therapeutics
CHAD Therapeutics, Inc. develops, manufactures and markets respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

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CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered Trademarks of Chad Therapeutics, Inc.
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